Amendment to Amended and Restated Rule 12d1-4

Fund-of-Funds Investment Agreement

This Amendment to the Amended and Restated Fund-of-Funds Investment Agreement (the “Amendment”) is made effective as of February 25, 2026, by and between each registered open-end investment company (each, a “Registrant”), on behalf of each portfolio series of each such Registrant listed on Schedule A or Schedule B hereto, or if the relevant Registrant has no portfolio series, then the relevant Registrant (as applicable, each an “Acquiring Fund” or “Acquired Fund” pursuant to the applicable schedule), each severally and not jointly.

WHEREAS, abrdn ETFs and Northwestern Mutual Series Fund, Inc. (“Northwestern”) have entered into an Amended and Restated Rule 12d1-4 Fund-of-Funds Investment Agreement dated as of June 20, 2025 (as amended, supplemental, restated or otherwise modified, the “Agreement”); and

WHEREAS, abrdn ETFs desires to amend the Agreement in order to avoid purchases or sales of the Acquired Fund’s shares when the European listed futures contracts markets close early;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.	Amendment to Agreement: the following shall replace the last sentence in section 1(a)(i) “Purchases and Redemptions”:

In addition, the Acquiring Fund will use reasonable efforts to avoid purchases or sales of the Acquired Fund’s shares in an amount that exceeds 4% of the Acquired Fund’s then outstanding shares on days on which the London Metals Exchange is closed and/or European listed futures contracts markets close early.

2.	Miscellaneous

(a)

Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g. emailed portable document format (PDF) form), and the parties hereby adopt as original or electronically transmitted form (e.g., emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by their duly authorized officer.

ABRDN ETFS
ON BEHALF OF ITSELF AND ITS SERIES
LISTED ON SCHEDULE B HERETO

By:	/s/ Andrew Kim

Name:	Andrew Kim

Title:	Vice President

NORTHWESTER MUTUAL SERIES FUND, INC. ON BEHALF OF ITSELF AND ITS SERIES LISTED ON SCHEDULE A HERETO

By:	/s/ Paul A. Mikelson

Name:	Paul A. Mikelson

Title:	President

SCHEDULE A

Acquiring Funds

Acquiring Fund Registrant: Northwestern Mutual Series Fund, Inc. (series listed below)

Active/Passive Conservative Portfolio

Active/Passive Aggressive Portfolio

Active/Passive Very Aggressive Portfolio (formerly, Active/Passive All Equity)

Active/Passive Moderate Portfolio (formerly, Asset Allocation Portfolio)

Active/Passive Balanced Portfolio (formerly, Balanced Portfolio)

SCHEDULE B

Acquired Funds

Acquired Fund Registrant: abrdn ETFs (series listed below)

abrdn Bloomberg All Commodity Strategy K-1 Free ETF